Office of Sponsored Programs Administration
University of Missouri

NOTICE OF TERMINATION & SETTLEMENT AGREEMENT

Steve Warnecke
Evolutionary Genomics, Inc.
1026 Anaconda Dr
Castle Rock, CO 80108
swarnecke@evolgen.com

Dear Steve,

As per our multiple telephone conversations, including one on 11/25/19, both parties wish to terminate our Fee for Service Agreement fully executed on 1/24/2017 titled "Development of various transgenic crop species to test gene functions." It is our agreement that no future payments will be sent to The University of Missouri for work completed, and a one-time payment shall be made by The University of Missouri to Evolutionary Genomics, Inc., in the amount of fifty thousand dollars ($50,000.00) to settle any future claims that could or may be brought in connection with this project by E.G. CropScience or any affiliate, associate, client or customer thereof. For reference, the University was paid $213,904 by Evolutionary Genomics, Inc. This fifty thousand dollar ($50,000.00) payment does not constitute any evidence or an acknowledgment of liability or wrongdoing on the part of The University of Missouri. This payment shall be made within sixty (60) days of the full execution of this letter. Both The University of Missouri and E.G. CropScience agree that in consideration of the performance of terms of this letter, the parties hereby relinquish, waive, release, acquit and forever discharge each other of and from any and all claims based on any actions or events which occurred prior to the date of this Settlement Agreement or which may occur in the future in reference to the project named above.

As there are still plants in the greenhouse that are set to be harvested, The University agrees to continue to grow these plants as the winding down of operations for the project. The University shall store all seed associated with the project until 04/30/20, and will either 1) send all or a portion of seed to Evolutionary Genomics, Inc., per their instructions, or 2) destroy all or a portion of the seed. Evolutionary Genomics, Inc., agrees to notify The University via email at fritschif@missouri.edu by 04/30/20 to let University know how to proceed, and if notice is not received by 04/30/20 The University may destroy all seed related to the project. If you agree with the above language, please sign as indicated below.

Should you have any questions, please do not hesitate to contact me.

Sincerely,

Chase Bunger
Sr. Compliance Manager, OSPA

AGREED:

The Curators of the University of Missouri

Craig David, Director, OSPA

Evolutionary Genomics, Inc.

Steve Warnecke, CEO